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                                                                    EXHIBIT 10.6

[LEAR CORPORATION LOGO]

                                                           LEAR CORPORATION

                                                           21557 Telegraph Road
                                                           Southfield, MI 48034
                                                           USA

                                                           PHONE (248) 447-1562
                                                           Fax   (248) 447-1677

                                                           ROGER JACKSON
                                                           Senior Vice President
                                                           Human Resources




July 28, 2003



Daniel A. Ninivaggi
26 Beech Road
New Canaan, CT 06840

Dear Dan:

Lear Corporation (the "COMPANY") considers it essential to its best interest and the best interests of its stockholders to foster the continuous employment of key management personnel.

The Board of Directors of the Company (the "BOARD") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties. The Board recognizes that, as is the case with many publicly-held companies, the possibility of a Change in Control (as that term is hereafter defined) exists. The Company wishes to assure itself of both present and future continuity of management in the event of any Change in Control and that certain of its executives are not practically disabled from discharging their duties upon a Change in Control. In order to induce you to remain in the employ of the Company, and in consideration of your agreement to the termination of any existing employment contract you may have with the Company or any predecessor, the Company agrees that you shall receive, upon the terms and conditions set forth herein, the compensation and benefits set forth in this letter agreement ("AGREEMENT") during the Term hereof.

1. TERM OF AGREEMENT. This Agreement shall commence as of July 28, 2003 ("EFFECTIVE DATE") and the term of this Agreement shall at all times be three years, that is, the term of this Agreement shall be automatically extended each day for an additional day such that this Agreement shall continually have an unexpired term of three years, until the date three years after written notice is provided by either the Company or the Executive that this Agreement is not to be further extended or until the date the Executive reaches his or her normal retirement date under the Company's retirement plan for salaried employees then in effect, whichever shall first occur (the "TERM"). There shall be no renewal of the Term after the Date of Termination.


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2.       TERMS OF EMPLOYMENT. During the Term, you agree to be a full-time employee of the Company serving in the position of Vice President, Secretary and General Counsel of the Company and to devote substantially all of your working time and attention to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities associated with your position as Vice President, Secretary and General Counsel of the Company, to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other capacities or offices to which you may be assigned, appointed or elected from time to time by the Board. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations who do not compete with the Company, or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder.

3.       COMPENSATION.

         (i) As compensation for your services, under this Agreement, you shall be entitled to receive an initial base salary of $425,000 per annum, to be paid in accordance with existing payroll practices for executives of the Company. Increases in your base salary, if any, shall be as approved by the Compensation Committee of the Board. In addition, you shall be eligible to receive an annual incentive compensation bonus ("BONUS") to be approved from time to time by the Compensation Committee of the Board.

         (ii) In addition to compensation provided for in Subsection (i) of this Section 3, the Company agrees (A) to provide the same or comparable benefits with respect to any compensation or benefit plan in which you participate as of the Effective Date which is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; and
                  (B) to maintain your ability to participate therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the opportunities provided and the level of your participation relative to other participants, than exists on the Effective Date.

         (iii) The Company shall reimburse you for all reasonable travel, entertainment and other business expenses incurred by you in the performance of your responsibilities under this Agreement promptly upon receipt of written substantiation of such expenses. You shall also be paid all additional amounts necessary to discharge all federal and state tax liabilities incurred by you that are attributable to all deemed compensation arising as a consequence of your personal use of property owned or leased by the Company, excepting only your personal use of any Company aircraft, including federal and state taxes assessed against such additional compensation.

         (iv) You shall be entitled to perquisites available to other officers of the Company, and shall be entitled to four (4) weeks of vacation per year.




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4.       TERMINATION OF EMPLOYMENT. Your employment may be terminated as set forth herein. If your employment should terminate during the Term, your entitlement to benefits shall be determined in accordance with Section 5 hereof.

         (i) NOTICE. Your employment may be terminated by either the Company or you by giving a Notice of Termination, as defined in Subsection (vii) of this Section 4.

         (ii) DISABILITY. If, as a result of your incapacity due to physical or mental illness, you become permanently disabled and begin actually to receive disability benefits pursuant to the Lear Corporation's Salary Continuation Plan, the Lear Corporation's Long Term Disability Plan for Salaried Employees, the Lear Corporation Executive Disability Insurance Plan or any successor thereto, your employment may be terminated for "Disability".

         (iii) CAUSE. Termination of your employment for "CAUSE" shall mean termination upon:

                  (A) an act of fraud, embezzlement or theft by you in connection with your duties or in the course of your employment with the Company;

                  (B) your intentional wrongful damage to the property of the Company;

                  (C) your intentional wrongful disclosure of secret processes or confidential information of the Company;

                  (D) your intentional breach of Section 10 or Section 11 hereof while you remain in the employ of the Company;

                  (E)      an act of Sexual Harassment (as defined below);

                  (F)      an act of Gross Misconduct (as defined below);

                  (G) discrimination on the basis of race, color, religion or national origin; or

                  (H) a felony conviction for a crime involving moral turpitude.

         and the determination by the Directors of the Company as hereafter provided that any such act shall have been materially harmful to the Company. For purposes of this Agreement, "SEXUAL HARASSMENT" shall mean unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, based on the totality of the circumstances, such as the nature of the sexual advances and the context in which the alleged incidents occurred, when (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment, (2) submission to or rejection of such conduct by an individual is used as the basis of employment decisions affecting such individual, or (3) such conduct has the purpose or effect of



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         unreasonably interfering with an individual's work performance or creating an intimidating, hostile, or offensive working environment. For purposes of this Agreement, "GROSS MISCONDUCT" shall mean a willful or negligent act or omission, which is contrary to established policies or practices of the Company and which has or will have a material and adverse impact on the business or reputation of the Company, or on the business of the Company's customers or suppliers as such relate to the Company. For purposes of this Agreement, no act, or failure to act, on your part shall be deemed for "CAUSE" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for "CAUSE" hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Directors), finding that, in the good faith opinion of the Directors, you have committed an act set forth above in this Section 4(iii) and specifying the particulars thereof in detail. Nothing herein shall limit your right or your beneficiaries' right to contest the validity or propriety of any such determination.

         (iv) GOOD REASON. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence, without your express written consent, of any of the following circumstances or events unless such circumstances or events are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections (viii) and (vii) of this Section 4, respectively, given in respect thereof:

                  (A) any reduction by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time, except for across-the-board salary reductions similarly affecting all executive officers of the Company;

                  (B) the failure by the Company to pay or provide to you within seven (7) days of receipt by the Company of your written demand any amounts of base salary or Bonus or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

                  (C) except in the case of across-the-board reductions, deferrals or eliminations similarly affecting all executive officers of the Company, the failure by the Company to (i) continue in effect any compensation or benefit plan in which you participate which is material to your total compensation and benefits, including but not limited to the Company's plans currently in effect or hereafter adopted, and any plans adopted in substitution therefor, or (ii) continue to provide you with benefits substantially similar, in



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                           aggregate, to the Company's life insurance, medical,
                           dental, health, accident or disability plans in which you are participating at the date of this Agreement;

                  (D) the failure to elect, reelect or otherwise maintain you in the office or position in the Company which you held immediately prior to such failure, or your removal as a Director of the Company (or any successor thereof) if you shall have been a Director of the Company;

                  (E) there has been an adverse change in your responsibilities, position (including substantial change in status, reporting relationships or working conditions), authority or duties, which situation is not remedied within ten (10) calendar days after receipt by the Company of written notice from you of such change; or

                  (F) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

Your continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (v) CHANGE IN CONTROL. Notwithstanding, anything contained in this Agreement to the contrary, if a Constructive Termination (as defined in Section 4(vi)) shall have occurred after a Change in Control shall have occurred, you may terminate employment with the Company during the 30 day period immediately following the first anniversary of the occurrence of such Change in Control, with the right to severance compensation as provided in Section 5(iv) hereof and, if applicable, Section 6 hereof. For purposes of this Agreement, a "CHANGE IN CONTROL" shall have occurred if at any time during the Term any of the following events shall occur:

                  (A) the Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity and as a result of such merger, consolidation or reorganization less than 51% of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of the then outstanding securities entitled to vote generally in the election of Directors ("VOTING STOCK") of the Company immediately prior to such transaction;

                  (B) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity if less than 51% of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;


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                  (C)      there is a report filed on Schedule 13D or Schedule
                           14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange
                           Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the then outstanding Voting Stock of the Company;

                  (D) the Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K-thereunder or Item 6(e) of Schedule 14A thereunder (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then existing, contract or transaction; or

                  (E) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning, of any such period.

Notwithstanding the foregoing provisions of Sections 4(v)(A) and 4(v)(B) hereof, a Change in Control shall not be deemed to have occurred under Section 4(v)(A) or 4(v)(B) if: (i) the Chairman and CEO, Vice Chairman and Presidents (i.e., the top four executive officers) of the Company shall hold officer positions of substantially equivalent responsibility and authority with the corporation surviving such merger, consolidation, or reorganization, or the entity acquiring such assets (the "ACQUIROR"); and (ii) not less than 40% of the members of the Board of Directors or other governing body of the Acquiror shall have been directors of the Company during the 90 day period immediately preceding such merger, consolidation, reorganization or acquisition of assets. Notwithstanding the foregoing provisions of Section 4(v)(C) and 4(v)(D) hereof, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (a) the Company, (b) an entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or (c) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-l, Item I of Form 8-K or Item 6(e) of Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a




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change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership by the entities described in clauses (a), (b) and (c) of this paragraph.

         (vi) CONSTRUCTIVE TERMINATION. For purposes of this Agreement, "CONSTRUCTIVE TERMINATION" shall mean the occurrence, without your express written consent, of any of the following circumstances or events unless such circumstances or events are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections (viii) and (vii) of this Section 4, respectively, given in respect thereof:

                  (A) any reduction, other than across-the-board reduction, by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time;

                  (B) the failure by the Company to pay or provide to you within seven (7) days of receipt by the Company of your written demand any amounts of base salary or Bonus or any benefits which are due, owing and payable to you pursuant to the terms hereof, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

                  (C) the failure by the Company to (i) continue in effect any compensation or benefit plan in which you participate which is material to your total compensation and benefits, including but not limited to the Company's plans currently in effect or hereafter adopted, and any plans adopted in substitution therefor, or (ii) continue to provide you with benefits substantially similar, in aggregate, to the Company's life insurance, medical, dental, health, accident or disability plans in which you are participating at the date of this Agreement;

                  (D) the failure to elect, reelect or otherwise maintain you in the office or substantially same position in the Company which you held immediately prior to such failure, or your removal as a Director of the Company (or any successor thereof) if you shall have been a Director of the Company;

                  (E) there has been an adverse change in your responsibilities, position (including substantial change in status, reporting relationships or working conditions), authority or duties, which situation is not remedied within ten (10) calendar days after receipt by the Company of written notice from you of such change;

                  (F) the requirement by the Company that you change your principal location of work to any location which is in excess of 50 miles from your principal location of work immediately prior to such relocation, or a material increase in your travel away from your office in the course of discharging


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                           your responsibilities or duties hereunder, without,
                           in either case, your prior written consent; or

                  (G) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

Your continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Constructive Termination hereunder.

         (vii) NOTICE OF TERMINATION. Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with
                  Section 9 hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (viii)   DATE OF TERMINATION. "DATE OF TERMINATION" shall mean

                  (A) if your employment is terminated for Disability pursuant to Subsection (ii) of this Section 4, the date on which you are considered disabled pursuant to the Lear Corporation's Salary Continuation Plan, the Lear Corporation's Long Term Disability Plan for Salaried Employees, the Lear Corporation Executive Disability Insurance Plan or any successor thereto;

                  (B) if your employment is terminated by reason of your death, the date of your death;

                  (C) if your employment is terminated by you for Good Reason or by either party for any other reason (other than Disability, death, or your voluntary resignation without Good Reason), the date specified in the Notice of Termination (which, in the case of a termination by you for Good Reason, shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given); and

                  (D) if your employment is terminated by your voluntary resignation without Good Reason (as defined in Subsection (iv) of this Section 4), the Date of Termination shall be forty-five (45) days from the date such Notice of Termination is given or such earlier date after the date such Notice of Termination is given, as may be identified by the Company.

Unless the Company instructs you not to do so, you shall continue to perform services as provided in this Agreement through the Date of Termination.

         (ix)     EMPLOYEE BENEFITS. A termination by the Company pursuant to
                  Section 4(ii) hereof or by you pursuant to Section 4(iv) or
                  Section 4(v) hereof shall not affect


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                  any rights which you may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof; provided, however, that if you shall have received or shall be receiving benefits under Section 5 hereof and, if applicable, Section 6 hereof, you shall not be entitled to receive benefits under any other policy, plan, program or arrangement of the Company providing severance compensation to which you would otherwise be entitled. If this Agreement or your employment is terminated under circumstances in which you are not entitled to any payments under Section 5 hereof, you shall have no further obligation or liability to the Company hereunder with respect to your prior or any future employment by the Company.

5. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Upon termination of your employment with the Company during the Term, you shall be entitled to the following compensation and benefits:

         (i) If your employment is terminated for Disability, (a) for the period from the Date of Termination until the end of the calendar year in which such termination occurs, you shall receive all compensation payable to you under the Company's disability and medical plans and programs, as in effect on the Date of Termination, plus an additional payment from the Company (if necessary) such that the aggregate amount received by you in the nature of salary continuation from all sources equals your base salary, at the rate in effect on the Date of Termination, plus any Bonus earned and all other amounts to which you are entitled under any compensation or benefit plans of the Company, prorated for the portion of the Bonus, compensation or benefit measurement period occurring prior to the Date of Termination, and (b) for the period from the end of the calendar year in which such termination occurs until the end of the Term, you shall receive all compensation payable to you under the Company's disability and medical plans and programs, as in effect on the Date of Termination, plus an additional payment from the Company (if necessary) such that the aggregate amount received by you in the nature of salary continuation from all sources equals your base salary at the rate in effect on the Date of Termination. After the end of the Term, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, provided that such terms shall not be less advantageous to you than the terms of such programs in effect as of the Effective Date.

         (ii) If your employment shall be terminated (a) by the Company for Cause, or (b) by you other than for Good Reason or a Constructive Termination after a Change in Control, the Company shall pay you your base salary proportionately allocated on a pro-rata basis through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are fully vested and irrevocably entitled under any compensation or benefit plans of the Company as of the Date of Termination, and the Company shall have no further



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                  obligations in any respect whatsoever for payment of
                  compensation or benefits to you under this Agreement. Provided, however, that if your employment is terminated by your voluntary resignation without Good Reason, you shall be compensated under this Subsection 5(ii) only to the extent that you actively performed your assigned responsibilities through the Date of Termination.

         (iii) If your employment shall be terminated by reason of your death, the Company shall pay your estate or designated beneficiary (as designated by you by written notice to the Company, which designation shall remain in effect for the remainder of the Term and any extensions thereof until revoked or a new beneficiary is designated, in either case by written notice to the Company) your base salary proportionately allocated on a pro-rata basis through the Date of Termination and for a period of 12 whole calendar months thereafter plus, if the Date of Termination shall not occur on the first day of a calendar month, the balance of the month in which the Date of Termination occurs, at the rate in effect at the time of your death, plus any Bonus earned, prorated for the portion of the Bonus measurement period occurring prior to the date of your death, plus all other amounts to which you are entitled under any compensation or benefit plans of the Company at the date of your death, including, but not limited to, all life insurance proceeds payable on your death to which your estate or beneficiaries are otherwise entitled in accordance with the terms thereof, and the Company shall have no further obligation to you, your beneficiaries or your estate under this Agreement.

         (iv) If your employment shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason or because of Constructive Termination after a Change in Control, then you shall be entitled to the benefits provided below:

                  (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or, if greater, at the rate in effect 30 days prior to the time Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including, without limitation, any Bonus earned, prorated for the portion of the Bonus measurement period occurring, prior to the Date of Termination, at the time such payments are due, except as otherwise provided below.

                  (B) The Company shall pay or cause to be paid to you, in lieu of any further payments to you for the portion of the Term subsequent to the Termination Date, excluding any amounts payable under Section 5(iv)(D) hereof, and excluding your rights at law or in equity (other than rights to damages for termination of your employment or this Agreement), a payment, which shall be made either (i) if mutually agreed to by you (or your estate or other representative) and the Company as of the Date of Termination, in a lump sum within five business days after the Termination Date in an


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                           amount equal to the present value of the Severance
                           Payment (as defined below), using a discount rate equal to the applicable interest rate promulgated by the Internal Revenue Service ("IRS") under Section 417(e)(3) of the Internal Revenue Code of 1986, as amended ("CODE") for the third month preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, the last such interest rate so promulgated, or (ii) in the absence of such an agreement, in installments, without interest (with exceptions for any amounts imputed or otherwise deemed or recharacterized as interest under the Code) in thirty-six (36) equal monthly installments with each such monthly installment payment equal to 1/36th of the aggregate amount of the Severance Payment. The "SEVERANCE PAYMENT" shall be equal to the sum of:

                           (i) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for two years, had your employment with the Company continued for such period; plus

                           (ii) the aggregate Bonus (based upon the highest annual Bonus that you received with respect to any calendar year during, the three calendar years immediately preceding the calendar year in which the Termination Date occurred) which you would have received pursuant to this Agreement for two years, had your employment with the Company continued for such period; plus

                           (iii) the cash value of all benefits that would be payable to you under the Company Pension Equalization Plan ("PEP"), the Company Management Stock Purchase Plan ("MSPP"), the Company Executive Supplemental Savings Plan ("ESSP"), and the Company Long-Term Stock Incentive Plan ("LTSIP") (the PEP, MSPP, ESSP and LTSIP are collectively referred to herein as the "PLANS"), (based upon the highest annual aggregate rate that you received benefits under each of the Plans with respect to any calendar year during the three calendar years immediately preceding the calendar year in which the Termination Date occurs) pursuant to this Agreement for two years, had your employment with the Company continued for such period, other than Plan benefits providing base salary, Bonus and the benefits to be provided pursuant to Section 5(iv)(D) hereof.

You and the Company acknowledge that references in this Section 5(iv)(B) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans; provided that any amendment during the Term that reduces benefits under the PEP, the MSPP, the ESSP, or the LTSIP (or any similar plan of the Company that supplements or supersedes any of such plans) in any way (including without limitation by reducing, the rate of benefit accruals or contribution levels under any of such plans, or by changing, the basis upon which actuarial equivalents are determined under any such plans) shall be disregarded for purposes of this Section 5(iv)(B). In addition, you and the Company acknowledge that references in this Section 5 to any Section of the Code shall be deemed to be references to such Section as amended from time to time or to any successor thereto.

                  (C) The Company shall pay all legal fees and expenses incurred by you as a result of such termination (including without limitation all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement in accordance with Section 21 hereof).

                  (D) The Company shall arrange to provide to you, for the remainder of the Term, benefits provided under any "welfare benefit plan" of the Company as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, which you were receiving or entitled to receive during the Term ("WELFARE BENEFITS"). If and to the extent that any such Welfare Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company (i) solely due to the fact that you are no longer an officer or employee of the Company or did not continue as an officer or employee of the Company during the remainder of the Term or (ii) as a result of the amendment or termination of any plan providing for Welfare Benefits, the Company shall then itself pay or provide for the payment of such Welfare Benefits to you, your dependents and beneficiaries. Without otherwise limiting the purposes or effect of the no mitigation obligation in Section 5(viii) hereof, Welfare Benefits payable to you (including your dependents and beneficiaries) pursuant to this
                           Section 5(iv)(D) shall be reduced to the extent comparable benefits are actually received by you (including your dependents and beneficiaries) from another employer during such period, and any such benefits actually received by you shall be reported by you to the Company.

                  (E) Your right to acquire any shares of the Company's capital stock under any and all outstanding stock options, or other rights previously granted to you under any stock option, stock purchase, stock appreciation, or similar equity-based plans of the Company shall expire as of the Date of Termination and be null, void, and of no further force or effect, except (i) to the extent the express terms of such stock option, stock purchase, stock appreciation, or similar equity-based plans provide for vesting or other manner of continuation after the Date of Termination, or (ii) on such terms and conditions as mutually agreed to by you and the Company as of the Date of Termination.

         (v) Any Bonus that is payable to you with respect to a period that is less than a full calendar year (a "PARTIAL CALENDAR YEAR") shall be prorated by multiplying (i) the

                  Bonus that would have been payable to you with respect to the entire calendar year had your employment with the Company continued until the end of such year by (ii) a fraction, the numerator of which equals the number of days in the partial calendar year and the denominator of which equals 365.

         (vi) The Company, if permitted by law, may set-off or counterclaim losses, fines or damages in respect of any claim, debt or obligation against any payment to or benefit for you provided for in this Agreement.

         (vii) Without limiting your rights at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the "PRIME RATE" as quoted from time to time during the relevant period in The Wall Street Journal, plus three percent. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

         (viii) The Company hereby acknowledges that it will be difficult, and may be impossible, for you to find reasonably comparable employment following the Termination Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to you in accordance with the terms of this Agreement shall be liquidated damages and that you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of you hereunder or otherwise, except as expressly provided in this Section 5.

6.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment by the Company to or for your benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999 (or any successor thereto) of the Code, and any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "EXCISE TAX"), then you shall be entitled to receive an additional payment or payments (collectively, a "GROSS-UP PAYMENT"), including without limitation any Gross-Up Payment made with respect to the Excise Tax, if any, attributable to
                  (i) any incentive stock option, as defined by Section 422 of the Code ("ISO"), or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO. The Gross-Up Payment shall be in an amount such that, after payment by you of the Excise Tax, plus any additional taxes, penalties and interest, and any further Excise Taxes imposed upon the Gross-Up Payment, you retain, after payment of all such taxes and Excise Taxes, an amount of the Gross-Up Payment equal to the Payment that you would have received if no Excise Taxes had been imposed upon the Payment and no additional taxes or further Excise Taxes had been imposed upon the Gross-Up Payment.

         (ii) Subject to the provisions of Section 6(v) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by you and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "ACCOUNTING FIRM") selected by you in your sole discretion. You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and you within 30 calendar days after the Termination Date. If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall pay the required Gross-Up Payment to you within five (5) business days after receipt of the aforesaid determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you do not owe any Excise Tax on your Federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment to be paid by the Company within such 30 calendar day period shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 (or any successor thereto) of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(v) hereof and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and you as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for your benefit within three calendar days after receipt of such determination and calculations.

         (iii) The Company and you shall each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination provided for in Section 6(ii) hereof. Such cooperation shall include without limitation providing the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, that are reasonably requested by the Accounting Firm.

         (iv) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations provided for in Section 6(ii) hereof shall initially be paid by you. The Company shall reimburse you for your payment of such costs and expenses within five (5) business days after receipt from you of a statement therefor and evidence of your payment thereof.

         (v) You shall notify the Company in writing, of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after you receive notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the earlier of (A) the expiration of the 30 calendar day period following the date on which you give such notice to the Company or (B) the date that any payment of taxes with respect to such claim is due. If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (i) give the Company any information reasonably requested by the Company relating, to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(v), the Company shall, provided that such control does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, control all proceedings taken in connection with such contest and, at its sole option, may, provided that such pursuit or foregoing does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, pursue or forego any and all administrative appeals, proceedings, hearings and conference with the IRS in respect of such claim (but, you may participate therein at your own cost and expense) and may, at its sole option, provided that such payment, suit, contest or prosecution does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of such contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS.

         (vi) If, after the receipt by you of an amount advanced by the Company pursuant to Section 6(v) hereof, you receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 6(v) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 6(v) hereof, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. TRAVEL. Except to the extent that you are permitted to terminate your employment for Constructive Termination after a Change in Control as provided in Section 4(v), you shall be required to travel to the extent necessary for the performance of your responsibilities under this Agreement.

8. SUCCESSORS; BINDING AGREEMENT. The Company will, by agreement in form and substance satisfactory to you, require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason, except that for purposes of implementing, the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 8. Without limiting the generality of the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8, the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred. The Company and you recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and you hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

9. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by Federal Express or similar overnight courier service, addressed to the respective addresses set forth on the first page of this Agreement, or sent by facsimile with confirmation of receipt to the respective facsimile numbers set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company (or, if you are the Secretary at the time such notice is to be given, to the Chairman of the Company's Board of Directors), or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or facsimile number shall be effective only upon receipt.

10.      NONCOMPETITION.

         (i) Until the Date of Termination, you agree not to engage in any Competitive Activity. For purposes of this Agreement, the term "COMPETITIVE ACTIVITY" shall mean your participation, without the written consent of an officer of the Company of higher rank and standing than yourself (and if there is no such person then by the Chairman of the Board of Directors), in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company (including without limitation any supplier to an original equipment automotive vehicle manufacturer) and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 25% of the Company's net sales for its most recently completed fiscal year. "COMPETITIVE ACTIVITY" shall not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

         (ii) You agree not to engage in any Competitive Activity (A) until one (1) year after the Date of Termination if you are terminated for Cause or you terminate your employment for other than Good Reason or Constructive Termination after a Change in Control, or (B) until three (3) years after the Date of Termination if you are terminated by the Company other than for Cause or you terminate your employment for Good Reason or Constructive Termination after a Change in Control.

         (iii) You shall not directly or indirectly, either on your own account or with or for anyone else, (A) solicit or attempt to solicit any of the Company's customers (B) solicit or attempt to solicit for any business endeavor any employee of the Company or (C) otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person, (a) until one (1) year after the Date of Termination if you are terminated for Cause or you terminate your employment for other than Good Reason or Constructive Termination after a Change in Control, or (b) until three (3) years after the Date of Termination if you are terminated other than for Cause or you terminate your employment for Good Reason or Constructive Termination after a Change in Control.

         (iv) You acknowledge and agree that damages for breach of the covenants in this Section 10 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to Section 10 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. You and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         (v) As compensation for your covenants contained in Sections 10(ii)(B) and 10(iii)(b), the Company shall pay or cause to be paid to you a payment, which shall be made either (i) if mutually agreed to by you (or your estate or other representative) and the Company as of the Date of Termination, in a lump sum within five business days after the Termination Date in an amount equal to the present value of the Noncompete Payment (as defined below), using a discount rate equal to the applicable interest rate promulgated by the Internal Revenue Service ("IRS") under Section 417(e)(3) of the Internal Revenue Code of 1986, as amended ("CODE") for the third month preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, the last such interest rate so promulgated, or (ii) in the absence of such an agreement, in installments, without interest (with exceptions for any amounts imputed or otherwise deemed or recharacterized as interest under the Code) in thirty-six (36) equal monthly installments with each such monthly installment payment equal to 1/36th of the aggregate amount of the Noncompete Payment. The "NONCOMPETE PAYMENT" shall be equal to the sum of:

                  (i) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for one year, had your employment with the Company continued for such period; plus

                  (ii) the aggregate Bonus (based upon the highest annual Bonus that you received with respect to any calendar year during, the three calendar years immediately preceding the calendar year in which the Termination Date occurred) which you would have received pursuant to this Agreement for one year, had your employment with the Company continued for such period plus

                  (iii) the cash value of all benefits that would be payable to you under the Company Pension Equalization Plan ("PEP"), the Company Management Stock Purchase Plan ("MSPP"), the Company Executive Supplemental Savings Plan ("ESSP"), and the Company Long-Term Stock Incentive Plan ("LTSIP") (the PEP, MSPP, ESSP and LTSIP are collectively referred to herein as the "PLANS"), (based upon the highest annual aggregate rate that you received benefits under each of the Plans with respect to any calendar year during the three calendar years immediately preceding the calendar year in which the Termination Date occurs) pursuant to this Agreement for one year, had your employment with the Company continued for such period, other than Plan benefits providing base salary, Bonus and the benefits to be provided pursuant to Section 5(iv)(D) hereof.

You and the Company acknowledge that references in this Section 10(v) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans; provided that any amendment during the Term that reduces benefits under the PEP, the MSPP, the ESSP, or the LTSIP (or any similar plan of the Company that supplements or supersedes any of such plans) in any way (including without limitation by reducing, the rate of benefit accruals or contribution levels under any of such plans, or by changing, the basis upon which actuarial equivalents are determined under any such plans) shall be disregarded for purposes of this Section 5(iv)(B). In addition, you and the Company acknowledge that references in this
Section 10 to any Section of the Code shall be deemed to be references to such Section as amended from time to time or to any successor thereto.

11.      CONFIDENTIALITY AND COOPERATION.

         (i) You shall not knowingly use, disclose or reveal to any unauthorized person, during, or after the Term, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers' or distributor's lists, information regarding personnel and manufacturing processes, marketing and sales plans, and all other such information; and you confirm that such information is the exclusive property of the Company and its affiliates. Upon termination of your employment, you agree to return to the Company on demand by the Company all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by you or otherwise in your possession.

         (ii) Any design, engineering methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, bill of materials, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, strategic, technical or marketing information, designs, data, secret knowledge, know-how and all other information of a confidential nature prepared or produced during the period of your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not you should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

         (iii)    During the Term and for a period ending on the later of three
                  (3) years after the Date of Termination or at the conclusion of any dispute which commences during the Term, you shall cooperate and comply with all reasonable requests made by the Company in prosecuting or defending any claim with respect to any litigation or arbitration or any pending or threatened litigation or arbitration, involving any invention, patent, trademark, trade name, secret process, or other intangible property in which the Company has, or reasonably believes it has, proprietary rights in and which you had substantial involvement in the development of during the Term of your employment. You shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by you, in complying with the terms of this Section 11 (iii).

12.      ARBITRATION.

         (i) Except as contemplated by Section 10(iv) or Section 12 (iii) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Southfield, Michigan, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association.

         (ii) The parties agree to use their best efforts to cause (a) the two individuals set forth in the preceding Section 12(i), or, if applicable, the American Arbitration Association, to appoint the arbitrator within 30 days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and
                  (b) any arbitration hearing to be held within 30 days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing, at such time.

         (iii) Judgment may be entered on the arbitrator's award in any court having jurisdiction, provided that you shall be entitled to seek specific performance of your right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and you hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific performance of the terms of this Agreement. If any dispute under this Section 12 shall be pending, the Executive shall continue to receive at a minimum the base salary which the Executive was receiving immediately prior to the act or omission which forms the basis for the dispute.

13. MODIFICATIONS. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both you and such officer of the Company as may be specifically designated by the Board.

14. NO IMPLIED WAIVERS. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.

15. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without giving effect to any conflicts of laws rules.

16. PAYMENTS NET OF TAXES. Except as otherwise provided in Section 6 herein, any payments provided for herein which are subject to Federal, State local or other governmental tax or other withholding requirements or obligations, shall have such amounts withheld prior to payment, and the Company shall be considered to have fully satisfied its obligation hereunder by making such payments to you net of and after deduction for all applicable withholding obligations.



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




17. CAPACITY OF PARTIES. The parties hereto warrant that they have the capacity and authority to execute this Agreement.

18. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not, at the option of the party for whose benefit such provision was intended, affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. ENTIRE AGREEMENT. This Agreement and any attachments hereto, contain the entire agreement by the parties with respect to the matters covered herein and supersede any prior agreement (including without limitation any prior employment agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. LEGAL FEES AND EXPENSES. It is the intent of the Company that you not be required to incur the expenses associated with the enforcement of your rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable or institutes any litigation designed to deny, or to recover from you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company as hereafter provided, to represent you in connection with the initiation or defense of any litigation or other legal action relating, thereto, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and any such counsel, the Company irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel. The Company shall pay or cause to be paid and be solely responsible for any and all attorneys' and related fees and expenses incurred by you (i) as a result of the Company's failure to perform this Agreement or any provision hereof or (ii) as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject, effective on July 28, 2003 ("EFFECTIVE DATE").

Sincerely,

LEAR CORPORATION



By:      /s/ Roger A. Jackson
   --------------------------------------------------
         ROGER A. JACKSON



ACCEPTED:


Agreed to this     6th    day of November 2003
               -----------



By:      /s/ Daniel A. Ninivaggi
   -----------------------------------------
         DANIEL A. NINIVAGGI






























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